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                                                                   Exhibit 10.11

                              THE PRINCETON REVIEW
                          EXECUTIVE COMPENSATION POLICY

The Princeton Review, Inc ("TPR") wants to fairly compensate its senior management in a consistent and clear way. This document will serve as an addendum to the employment agreements of executives selected by the Chief Executive Officer ("CEO") or the Board of Directors (the "Board"). Any of its terms may be superseded by the specific employment agreement, which along with this addendum, will be referred to herein as the "Agreement".

The issues covered are as follows: (1) Who is eligible; (2) Responsibilities and Non-compete; (3) Term & Compensation; (4) Termination for Cause, Disability or Death; (5) Severance Benefits and Payments; (6) Change of Control; and the always-popular (7) Legal Stuff.

1.       Who is Eligible:

         (a) The CEO or the Board shall decide who will be covered under the Executive Compensation Policy.

         (b) An executive will not be covered under the Executive Compensation Policy unless he or she has an effective employment agreement that provides for such participation.

2.       Responsibilities and Non-compete:

         (a) So long as this Agreement continues in effect, the Executive shall devote full business time and energies to the business affairs, including management and financial responsibilities, of TPR. Further, he or she will use his or her best efforts, skill and abilities to promote their interests, in accordance with guidelines, policies and objectives established by TPR and his or her manager.

         (b) Any materials, writings, graphics, techniques, methods or products relating or reasonably applicable to TPR business, or any natural extension thereof, which may be developed by the Executive during his or her term of employment with TPR shall inure solely and fully to the benefit of TPR, without any additional compensation to the Executive.

         (c) In the event of a breach or threatened breach by the Executive of any provision of this Agreement which would be difficult to measure in terms of monetary damages, including, but not limited to, the disclosure of confidential business information, or the unauthorized rendering of services to any person or firm engaged in a business competitive with that of TPR or its franchises as described in Section 2(d) below, TPR shall by agreement of the parties be entitled to obtain a restraining order, injunction and all other appropriate equitable remedies in addition to other applicable remedies provided by applicable law. It is expressly agreed that the Executive's obligation to maintain the confidentiality of the business of TPR and its franchises, which are not matters of general public knowledge, will survive the termination of this Agreement.

         (d) The Executive shall not, during the term of this Agreement or for a period of

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                           eighteen (18) months following the expiration or
                           termination of this Agreement:

                  (i) engage in any capacity, in the business of providing assistance with respect to preparation for standardized examinations or the college, professional school, or graduate school admissions process, within a 100 mile radius of any county being served by TPR or its franchises, without the advance written consent of TPR, or

                  (ii) solicit the services of any employee of TPR or any of its franchises (or any individual employed by TPR or any of its franchises within the then most recent 12 months) or take any action that results, or might reasonably result, in any employee ceasing to perform services for TPR or any of its franchises and commencing to perform services for the Executive or any person or entity associated with the Executive. If the Executive breaches this Section 2(d), he or she will immediately forfeit as of the time of such breach the right to receive any severance payments or benefits under this Agreement and forfeit the gain from any stock options exercised following a termination of employment. In addition, TPR will be entitled to require that the Executive repay to TPR the value of any such payments or benefits previously paid to the Executive and to pursue any additional remedies at law or equity, including, without limitation, those contemplated by Section 2(c) above.

         (e) If any provision of this Section 2 is found to be void or unenforceable, in whole or in part, then the remainder of the provisions of this Section 2 will remain in full force and effect and in no way be affected or impaired, and the provision so found to be void or unenforceable will be deemed modified in amount, duration, scope or otherwise to the minimum extent necessary such that such provision shall not be void or unenforceable and, as so modified, will remain in full force and effect.

3.       Term & Compensation:

         (a) The Agreement has an initial one-year term, which will automatically be extended for additional two-year periods on each anniversary of the effective date until (i) the Executive voluntarily terminates employment or (ii) TPR gives contrary written notice to the Executive at least 60 days prior to the anniversary date.

         (b) Base annual salary is payable in 26 equal bi-weekly installments.

         (c) A health insurance plan comparable to the best plan being provided on a current basis to management executives of TPR or other TPR employees.

         (d) Other benefits such as 401(k), cafeteria plan, educational reimbursement and such others as may be provided to other management personnel of TPR or other TPR employees.

         (e)      Three weeks of paid vacation.

4.       Termination for Cause, Disability or Death:

         (a) TPR may terminate the Executive's employment for "Cause" for any of the following reasons:

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                  (i)      dishonesty, or conviction of a crime involving moral
                           turpitude or a felony;

                  (ii) disloyalty, which specifically shall include, but not be limited to, breach of any of the provisions of
                           Section 2 above or actions which are inconsistent with the fiduciary duty owed TPR by the Executive arising by law from his or her employment as an officer and agent of TPR;

                  (iii) intentional failure to perform the material duties of his or her employment in a competent manner, and failure to substantially remedy such failures within thirty (30) days following receipt of written notice of specific deficiencies from the CEO, Chief Operating Officer, or the Board; or

                  (iv) a material breach of this Agreement that is not otherwise specifically herein set forth.

         (b) TPR may terminate the Executive's employment due to his or her "Disability." For purposes of this Agreement, the Disability of the Executive shall mean that the Executive shall fail because of illness or incapacity to perform for 90 successive days, or for shorter periods aggregating 90 days or more in any consecutive 12-month period (the "Periods of Disability"), the duties of employment. In no event will the Executive's absence from work on an approved maternity or paternity leave be counted as a Period of Disability.

         (c) This Agreement shall terminate immediately upon the Executive's death.

         (d) If either party terminates this Agreement, neither shall publicly disclose the reason or basis for the termination, except if the reason or basis was a conviction of a crime of the kind described in Section 4(a) above.

5.       Severance Payments and Benefits:

         (a) If the Executive's employment terminates for any reason during the term of the Agreement, the Executive will be entitled to receive his or her salary through the date of termination (and a cash payment for vacation accrued to that date).

         (b) If TPR terminates the Executive's employment due to his or her Disability, then, in addition to the payments provided under
                  Section 5(a) above (which will include the salary accrued by the Executive during the Period(s) of Disability), the Executive will also continue to receive base salary for a period of six months following the date of termination, minus any other Disability benefits provided by TPR to the Executive during this period. Payment under this Section 5(b) will, however, immediately cease upon the Executive's return to employment with TPR or any other employer.

         (c) If TPR terminates the Executive's employment without Cause under Section 4(a) above, then, in addition to the payments provided under Section 5(a) above, TPR will pay the Executive his or her annual base salary for an additional six months following termination. In addition, the Executive will be entitled to reimbursement of COBRA payments to maintain medical and dental insurance for a number of weeks equal to twice the number of years he or she was employed full-time by TPR.

         (d) If TPR does not renew the Agreement under Section 3(a) above, then, in addition
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                  to the payments provided under Section 5(a) above, TPR will give the Executive a lump-sum payment equal to his or her weekly salary multiplied by twice the number of years he or she was employed full-time by TPR. This payment will not be due if TPR is in the process of Terminating for Cause at the time of renewal.

6.       Change of Control:

         (a)      A "Change in Control" will occur upon

                  (i) an acquisition or acquisitions of 30% or more of TPR's voting stock by an outside entity or entities (as defined below);

                  (ii) a merger or consolidation of TPR, unless (1) following the transaction, former stockholders of TPR continue to hold at least 50% of the voting stock of the surviving entity or (2) the transaction is effected to implement a recapitalization in which no outside entity or entities acquire control of 50% or more of TPR's voting stock;

                  (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by TPR's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period);

                  (iv) a liquidation or dissolution of TPR, or a sale of substantially all of its assets to an outside entity or entities; or

                  (v) the execution of a binding agreement which, if consummated, would result in a Change in Control as defined above (unless the agreement is terminated or the transaction otherwise abandoned and the Executive's employment does not terminate on or prior to the termination or abandonment date);

                           provided, that, notwithstanding anything to the contrary in the foregoing, neither the initial public offering of the common stock of TPR, nor the temporary holding of TPR securities by an underwriter pursuant to an offering of such securities, shall be deemed to constitute, or otherwise be treated as, a Change in Control.

                           For purposes of this definition, an "outside entity" includes any person or entity other than a TPR Affiliate or any shareholder of a TPR Affiliate as of September 1, 1998.

         (b) TPR shall retain full and unlimited discretion to add to or to dispose of TPR. However, if there is a Change in Control during the term of the Agreement, the Executive will be entitled to immediate vesting and settlement of all deferred stock and stock options then held by the Executive under the relevant plans, and of all other stock-based awards granted to the Executive under any stock-based incentive plan of the TPR.

         (c) For the purposes of this Agreement, the Executive will be considered "Reassigned" following a Change in Control if any of the following occur during
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                  the term of this Agreement:

                  (i) a material detrimental change, unless agreed to by the Executive, in his or her duties, reporting responsibilities, or titles from those in effect prior to the Change in Control;

                  (ii) a substantial reduction in the Executive's benefits under any TPR benefit and compensation plans in which the Executive participated prior to the Change in Control, or in the eligibility of the Executive for such plans;

                  (iii) the relocation of the Executive by more than 50 miles from the office at which he or she was based prior to the Change in Control, or, if the Executive consents to relocation, the failure by TPR to pay the Executive's reasonable moving expenses and indemnify him or her against loss realized in the sale of his or her principal residence in connection with the relocation;

                  (iv) TPR's failure to have any successor assume the Agreement; or

                  (v)      any other material breach by TPR of the Agreement.

         (d) If the Executive terminates employment after being Reassigned by TPR after a Change in Control during the term of the Agreement, the Executive will be entitled to receive the payments and benefits described above in Sections 5(a) and
                  (c).

7.       Legal Stuff:

         (a) Except for the right of TPR to seek equitable relief under the circumstances provided by Section 2 hereof, any controversy, dispute or claim arising under or relating to the provisions of this Agreement, or the breach thereof, shall be determined by arbitration in the City of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision and award in such arbitration proceeding shall be binding and final on the parties, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         (b) If any provision of the Agreement shall be found to be invalid or unenforceable, that provision only shall be deemed to be deleted, or revised to validly express the intention of the parties, and the remainder of the Agreement, by intention of the parties, shall remain valid and enforceable to the fullest extent permitted by law.

         (c) The Agreement is personal to the Executive and may not be assigned by him or her. TPR may assign the Agreement to any successor, or to any party or corporation that may succeed to the business of TPR or of such successor by sale of assets, merger, or consolidation or otherwise, provided the assignee assumes the responsibilities and obligations of TPR under the Agreement.

         (d) TPR jointly and individually hereby agree to pay the Executive the compensation due and payable to him or her pursuant to the terms of this Agreement in the event TPR fails to do so. This is provided that they are given written notice of default and that they and each shall have the right to assert against the Executive in any claim for compensation all defenses, set offs and counterclaims that are, or would
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                  have been, available to TPR.

         (e) The Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof. A modification of this Agreement will be binding only if agreed to in writing by the party sought to be bound or obligated.

         (f) The Agreement shall be interpreted under the laws of the State of New York.

         (g) The Agreement may be executed in any number of identical counterparts, and each counterpart shall be deemed a duplicate original hereof.

         (h) The CEO (except with respect to the CEO's employment agreement, in which case the Board) shall administer this Agreement and shall have exclusive authority and discretion to interpret and construe the terms hereof and to determine the Executive's eligibility for payments and benefits hereunder. Any such determination will be final and binding on the Executive unless arbitrary and capricious or made in bad faith.

         (i) Any payments due to the Executive hereunder will be reduced by all applicable withholding and other taxes.